As filed with the Securities and Exchange Commission on June 13, 2013
Registration No. 333-128553
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)
Delaware	20-2197030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12300 Liberty Boulevard Englewood, CO 80112 (303) 220-6600
(Address and telephone number of principal executive offices)
Bryan H. Hall, Esq. Executive Vice President Liberty Global, Inc. Englewood, CO 80112 (303) 220-6600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Robert W. Murray Jr. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112-4998 (212) 408-2500

(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
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DEREGISTRATION OF SHARES:
This Post-Effective Amendment No. 1 to Form S-3 amends the Registration Statement on Form S-3 (Registration No. 333-128553) (the “Registration Statement”) of Liberty Global, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on September 26, 2005. The Company is filing this Post-Effective Amendment No. 1 to Form S-3 to deregister all the unsold shares of its Series A common stock and Series C common stock covered by the Registration Statement, pursuant to which the Company registered 11,045,000 shares of Series A common stock, previously registered under Registration No. 333-125927, filed with the SEC on June 17, 2005, as amended by Amendment No. 1 thereto filed with the SEC on July 8, 2005, issuable from time to time upon exercise of the conversion privilege set forth in the 1-3/4% Convertible Senior Notes due April 15, 2024 (“UGC Senior Notes”) issued by UnitedGlobalCom, Inc., and 11,045,000 shares of Series C common stock issuable from time to time upon exercise of the conversion privilege set forth in the UGC Senior Notes.
As a result of the completion on June 7, 2013 of the transactions contemplated by the Agreement and Plan and Merger, dated as of February 5, 2013, as amended on March 6, 2013 (the “Merger Agreement”), among the Company, Virgin Media Inc. (“Virgin Media”) and Liberty Global plc (formerly known as Liberty Global Corporation Limited, “Liberty Global”), the Company and Virgin Media became wholly-owned subsidiaries of Liberty Global, and the stockholders of the Company and Virgin Media became shareholders of Liberty Global.
In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, Colorado, on June 13, 2013.

LIBERTY GLOBAL, INC.

By:	/s/ BRYAN H. HALL
Bryan H. Hall
Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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